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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          ADEZA BIOMEDICAL CORPORATION


     The undersigned, Emory V. Anderson, hereby certifies that:

     1. He is the duly elected and acting President and Chief Executive Officer of Adeza Biomedical Corporation, a Delaware corporation.

     2. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 7, 1996.

     3. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 18, 2000.

     4. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 18, 2001.

     5. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment adds the following paragraph to the end of Article IV(A) of this Corporation's Amended and Restated Certificate of
Incorporation:

     "Upon the filing of this Certificate of Amendment with the Delaware Secretary of State (the "Effective Date"), each four shares of the Common Stock of the Corporation issued and outstanding shall be reclassified and combined into three shares of Common Stock of the Corporation. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the price per share of the Common Stock in the initial public offering of the Common Stock; provided, however, that in the event that the initial public offering of the Common Stock does not occur within ten (10) business days after the Effective Date, the Board of Directors shall determine the fair market value of one share of Common Stock as of the Effective Date for purposes of such cash payment. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein."

     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the provisions the Corporation's Amended and Restated Certificate of Incorporation and with Sections 242, 245
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and 228 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

     This Certificate of Amendment is executed at Sunnyvale, California, December 6, 2004.



                                        /s/ Emory V. Anderson
                                        ----------------------------------------
                                        Emory V. Anderson
                                        President and Chief Executive Officer